Exhibit 99.1

Strayer Education, Inc. Reports Third Quarter Enrollment, Revenues and Earnings

--Strayer University Third Quarter New and Total Enrollment Up 7%--

HERNDON, Va.--(BUSINESS WIRE)--October 30, 2017--Strayer Education, Inc. (NASDAQ: STRA) today announced financial results for the period ended September 30, 2017. Financial highlights are as follows:

Three Months Ended September 30:

  During the third quarter, student enrollment at the Company’s main operating unit, Strayer University, increased 7% to 41,679 compared to 38,813 for the same period in 2016. New student enrollment for the period increased 7% and continuing student enrollment increased 8%.
  Revenues increased 6% to $108.5 million compared to $102.2 million for the same period in 2016, principally due to higher enrollment partially offset by lower revenue per student.
  Income from operations was $8.2 million compared to $4.8 million for the same period in 2016, an increase of 70%. Excluding nonrecurring adjustments, income from operations was $6.1 million compared to $4.6 million for the same period in 2016. Nonrecurring adjustments in the third quarter of 2017 include a reduction to the value of contingent consideration related to the Company’s acquisition of the New York Code & Design Academy, and severance costs associated with a one-time staff reduction program. The noncash adjustments in the third quarter of 2016 are associated with adjustments to the Company’s reserve for leases on facilities no longer in use. Operating margin was 7.6% compared to 4.7% for the same period in 2016. Excluding the nonrecurring adjustments, operating income margin was 5.6% compared to 4.5% for the same period in 2016.
  Net income was $6.2 million compared to $2.9 million for the same period in 2016, an increase of 116%. Excluding the noncash adjustments, net income was $3.8 million compared to $2.7 million for the same period in 2016.
  Diluted earnings per share was $0.56 compared to $0.27 for the same period in 2016, an increase of 107%. Excluding the noncash adjustments, diluted earnings per share was $0.34 compared to $0.25 for the same period in 2016. Diluted weighted average shares outstanding increased 4% to 11,210,000 from 10,828,000 for the same period in 2016.

Nine Months Ended September 30:

  Revenues increased 4% to $336.1 million compared to $321.8 million for the same period in 2016, principally due to higher enrollment partially offset by lower revenue per student.
  Income from operations was $40.5 million compared to $37.8 million for the same period in 2016, an increase of 7%. Excluding the nonrecurring adjustments described above, income from operations was $36.4 million compared to $35.9 million for the same period in 2016. Operating income margin was 12.1% compared to 11.8% for the same period in 2016. Excluding the nonrecurring adjustments, operating income margin was 10.8% compared to 11.1% for the same period in 2016.
  Net income was $27.1 million compared to $23.1 million for the same period in 2016, an increase of 17%. Excluding the nonrecurring adjustments, net income was $22.6 million compared to $21.9 million for the same period in 2016.
  Diluted earnings per share was $2.43 for 2017 compared to $2.14 for the same period in 2016, an increase of 14%. Excluding the nonrecurring adjustments, diluted earnings per share was $2.02 compared to $2.03 for the same period in 2016. Diluted weighted average shares outstanding increased 3% to 11,174,000 from 10,803,000 for the same period in 2016.

Balance Sheet and Cash Flow

At September 30, 2017, the Company had cash and cash equivalents of $150.5 million and no debt. The Company generated $44.4 million in cash from operating activities in the first nine months of 2017 compared to $30.1 million during the same period in 2016. Capital expenditures for the first nine months of 2017 were $14.6 million compared to $7.5 million for the same period in 2016.

The Company had $70.0 million of share repurchase authorization remaining at September 30, 2017. No shares were repurchased in the third quarter of 2017.

For the third quarter of 2017, bad debt expense as a percentage of revenues was 4.9% compared to 3.8% for the same period in 2016.

Q4 Enrollment Outlook

Total enrollments at Strayer University for the fourth quarter 2017 are anticipated to grow 6% to approximately 48,100 students from 45,509 students for the same period in 2016. New student enrollments are expected to increase approximately 4%, while continuing student enrollments are expected to increase approximately 6%.

Common Stock and Common Stock Equivalents

At September 30, 2017, the Company had 11,167,425 common shares issued and outstanding, including 466,318 shares of restricted stock. The Company also had 250,000 restricted stock units outstanding and 100,000 vested stock options outstanding.

Common Stock Cash Dividend

The Company announced today that its Board of Directors had declared a regular, quarterly cash dividend of $0.25 per share of common stock. This dividend will be paid on December 18, 2017 to shareholders of record as of December 4, 2017.

Conference Call with Management

In light of the pending merger announced today, the Company will not conduct its normal earnings conference call. Instead, as announced today, the Company will conduct a joint conference call with Capella Education Company to discuss our pending merger. To participate in the joint conference call please dial (866) 547-1509, Conference ID 6889128 at 8 a.m. (ET) today.

About Strayer Education, Inc.

Strayer Education, Inc. (NASDAQ: STRA) is educating a more competitive and qualified workforce by solving higher education’s most challenging problems. It includes Strayer University, a regionally accredited institution that delivers affordable degree programs for working adults, and a Top 25 Princeton Review-ranked executive MBA program through the Jack Welch Management Institute. Non-degree web and mobile application development courses are offered through the New York Code + Design Academy. Strayer also transforms the workforces of its corporate partners through customized degree and professional development programs. By deploying innovative teaching methods and technologies that enhance student learning outcomes, Strayer makes it possible for working adults to acquire the skills they need to succeed in today’s rapidly changing economy.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “outlook,” “plan,” “project,” or similar words. The statements are based on the Company’s current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, the Company’s continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U.S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, the Company’s ability to implement its growth strategy, risks associated with the ability of the University’s students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. The Company undertakes no obligation to update or revise forward-looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2016	2017	2016	2017

Revenues	$102,156	$108,512	$321,809	$336,144
Costs and expenses:
Instruction and educational support	56,295	56,987	176,175	180,059
Marketing	25,388	26,790	61,434	64,734
Admissions advisory	4,691	5,318	13,171	14,813
General and administration	10,952	11,193	33,211	36,017
Total costs and expenses	97,326	100,288	283,991	295,623
Income from operations	4,830	8,224	37,818	40,521
Investment income	115	303	327	737
Interest expense	161	162	481	481
Income before income taxes	4,784	8,365	37,664	40,777
Provision for income taxes	1,906	2,138	14,580	13,670
Net income	$2,878	$6,227	$23,084	$27,107

Earnings per share:
Basic	$0.27	$0.58	$2.18	$2.54
Diluted	$0.27	$0.56	$2.14	$2.43

Weighted average shares outstanding:
Basic	10,616	10,701	10,608	10,671
Diluted	10,828	11,210	10,803	11,174

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,	September 30,
	2016	2017
ASSETS
Current assets:
Cash and cash equivalents	$129,245	$150,483
Tuition receivable, net	20,532	20,626
Income taxes receivable	—	2,734
Other current assets	10,766	12,917
Total current assets	160,543	186,760
Property and equipment, net	73,124	74,335
Deferred income taxes	31,096	34,609
Goodwill	20,744	20,744
Other assets	13,189	12,127
Total assets	$298,696	$328,575

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$41,132	$50,514
Income taxes payable	1,883	—
Deferred revenue	16,691	21,784
Other current liabilities	133	—
Total current liabilities	59,839	72,298
Other long-term liabilities	50,483	40,788
Total liabilities	110,322	113,086
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01, 20,000,000 shares authorized;
11,093,489 and 11,167,425 shares issued and outstanding at
December 31, 2016 and September 30, 2017, respectively	111	112
Additional paid-in capital	35,453	44,021
Retained earnings	152,810	171,356
Total stockholders' equity	188,374	215,489
Total liabilities and stockholders' equity	$298,696	$328,575

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the nine months ended September 30,
	2016	2017
Cash flows from operating activities:
Net income	$23,084	$27,107
Adjustments to reconcile net income to net cash provided
by operating activities:
Amortization of gain on sale of assets	(211)	(133)
Amortization of deferred rent	(919)	(1,351)
Amortization of deferred financing costs	197	197
Depreciation and amortization	13,276	13,718
Deferred income taxes	(5,543)	(3,728)
Stock-based compensation	7,330	8,569
Changes in assets and liabilities:
Tuition receivable, net	425	(454)
Other current assets	(3,895)	(2,151)
Other assets	(2,264)	1,200
Accounts payable and accrued expenses	2,825	9,711
Income taxes payable	(4,854)	(4,401)
Deferred revenue	5,940	5,386
Other long-term liabilities	(5,284)	(9,298)
Net cash provided by operating activities	30,107	44,372

Cash flows from investing activities:
Purchases of property and equipment	(7,501)	(14,573)
Cash used in acquisition, net of cash acquired	(7,635)	—
Net cash used in investing activities	(15,136)	(14,573)

Cash flows from financing activities:
Payments of contingent consideration	(1,358)	—
Common dividends paid	—	(8,561)
Net cash used in financing activities	(1,358)	(8,561)
Net increase in cash and cash equivalents	13,613	21,238
Cash and cash equivalents - beginning of period	106,889	129,245
Cash and cash equivalents - end of period	$120,502	$150,483

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$112	$749

CONTACT:
Strayer Education, Inc.
Daniel Jackson, 703-713-1862
Executive Vice President and Chief Financial Officer
daniel.jackson@strayer.edu